EXHIBIT 99.1
                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           August 14, 2003
--------------------------------------------------------------------------------


Contact:      Vicki Tagliafico
              (503) 240-5226


            OREGON STEEL MILLS, INC. ANNOUNCES SECOND QUARTER RESULTS

Portland, Oregon, August 14, 2003/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) reported a second quarter net loss of $51.9 million ($1.97 loss per share) including asset impairment charges of $ 40.4 million after tax ($1.53 loss per share). For the second quarter of 2002, the Company reported net income of $5.2 million ($.20 per share).

The asset impairments in the second quarter of 2003 consisted of fixed assets and related dedicated stores and other assets at the Company's Portland, Oregon and Pueblo, Colorado steelmaking facilities totaling $36.1 million pre-tax ($22.9 million after-tax) and a $17.5 million charge to income tax expense due to a valuation allowance on recorded deferred tax assets.

During the second quarter of 2003, the Company shut down its Portland, Oregon melt shop and has recorded an impairment charge of $27.0 million for the fixed assets and related assets. This decision was predicated on the determination that purchasing steel slabs was a better financial decision than continuing to operate the melt shop over the long term.

In addition, the Company recognized an asset impairment charge of $9.1 million on a caster and related assets at the Rocky Mountain Steel Mills (RMSM) Division. The Company completed design specifications in the second quarter of 2003 for the new single furnace due to begin operation in mid-2004. The new single furnace will only require one caster. Accordingly, it was determined that one of the casters and related assets would have no future service potential.

Product revenues for the second quarter of 2003 were $179.2 million on shipments of 422,400 tons compared to product revenues of $217.8 million on shipments of 468,200 tons for the comparable 2002 quarter. The decrease in revenue and shipments is due to fewer shipments during the second quarter of 2003 of the Company's welded pipe and rail products. During the second quarter of 2003 the Company shipped 79,000 tons of welded pipe and 86,800 tons of rail compared to 110,200 tons of welded pipe and 101,200 tons of rail in the second quarter of 2002.

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The Company's average selling price per ton decreased 9% to $424 in the second quarter of 2003 compared to $465 during the second quarter of 2002. The reduction in average selling price is primarily related to the shift in product mix discussed above.

Operating loss for the second quarter of 2003, before impairments, was $12.5 million compared to operating income of $17.0 million for the comparable 2002 quarter. Operating income was negatively impacted by higher than expected raw material costs (scrap and slabs), higher energy costs at the Company's RMSM Division and continued depressed pricing and markets for the OSM Division's flat roll products.

At the RMSM Division, energy costs were up $15 a ton compared to the second quarter of 2002 and purchased scrap was $13 per ton higher in the second quarter of 2003 compared to the second quarter of 2002.

Higher manufacturing costs at the Oregon Steel Division were primarily driven by significantly higher overall slab costs, approximately $45 per ton increase in the second quarter of 2003 compared to the second quarter of 2002. Energy costs increased minimally at the Oregon Steel Division.

Earnings before interest, taxes, depreciation and amortization (EBITDA) after fixed asset impairment charges for the quarter were a negative $8.1 million compared to $29.5 million in the second quarter of 2002.

LIQUIDITY

 At June 30, 2003, the Company maintained a $75 million credit facility of which $5 million was restricted, an additional $8.0 million was restricted under outstanding letters of credit, and $62.0 million was available for use. Total debt outstanding net of cash of $24.7 million was $277 million compared to $254 million at the end of June 30, 2002.

The Company has entered into an agreement with its lender to amend the $75 million revolving credit facility effective June 30, 2003. Due to the impairment charges recognized in the second quarter of 2003 and the ongoing difficult industry conditions, certain covenants were amended as of June 30, 2003 and for each month through the June 30, 2005 maturity date. This amendment contains an intention by the parties to reduce the credit facility by $10 million. Refer to the Amendment Number 2 to the Credit Facility that was filed as an Exhibit 10.1 to the Company's Second Quarter 10-Q filed with the SEC on August 14, 2003 for further detail regarding these covenants.

OUTLOOK

Although the Company recently announced sales price increases of $20 per ton for plate products, $20 per ton for coil products and $15 per ton for rod/bar products, the Company believes that operating income in the second half of the year will continue to

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be negatively impacted by higher costs for raw materials and energy. As a result, the Company expects to report losses for the second half of the year.

However, the Company believes that its operating and financial performance for the second half of the year will be better than in the first half of the year with positive EBITDA. Further, the Company believes that its cash position will be positive, and it does not expect to have balances outstanding on its credit facility at year-end.

Jim Declusin, President and CEO, stated, "The charges we took in the second quarter are a significant first step in the repositioning of the Company. We believe our decision to purchase all of our slab requirements is an important and necessary shift in strategic direction for the Company."

Mr. Declusin continued, "An integral component of our new direction is to improve the perception of OSM in the eyes of our customers as a consistent, reliable supplier of quality products under all market conditions. We are aggressively seeking opportunities to rebuild the customer base in our OSM Division.

Our diverse product base makes us very competitive in the market place. We will be well positioned in all of our products when economic conditions improve."

CONFERENCE CALL WEBCAST

You are invited to listen to a live broadcast of the Company's conference call at 8:00 a.m. PDT, August 14, 2003, over the Internet, accessible at www.osm.com on the Investor Relations page.

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


                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS(1)
              (In thousands, except tonnage and per share amounts)
                                   (Unaudited)

                                                                      Three Months Ended               Six Months Ended
                                                                           June 30,                        June 30,
                                                                   -------------------------       -------------------------
                                                                     2003            2002             2003             2002
                                                                   ---------       ---------       ---------       ---------
Sales:
  Product                                                          $ 179,220       $ 217,774       $ 346,151       $ 405,675
  Freight                                                             10,674          13,543          19,425          24,710
                                                                   ---------       ---------       ---------       ---------
     Total Sales                                                     189,894         231,317         365,576         430,385
Cost of sales                                                        190,006         197,443         359,607         374,812
Fixed and other assets impairment charges (2)                         36,113            --            36,113            --
Loss (gain) on sale of assets                                           (213)           (111)           (274)         (1,069)
Selling, general and administrative expenses                          12,551          16,966          25,264          31,550
                                                                   ---------       ---------       ---------       ---------
   Operating income                                                  (48,563)         17,019         (55,134)         25,092
Interest expense, net                                                 (8,352)         (8,288)        (16,561)        (16,940)
Other income, net                                                        459             965             735           1,471
Minority interest                                                      2,204            (232)          2,462            (364)
                                                                   ---------       ---------       ---------       ---------
Income (loss) before income taxes                                    (54,252)          9,464         (68,498)          9,259
Income tax benefit (expense)(3)                                        2,305          (4,263)          7,525          (4,179)
                                                                   ---------       ---------       ---------       ---------

Net income (loss) before cumulative effect of change
   in accounting principle                                         $ (51,947)          5,201       $ (60,973)      $   5,080
                                                                   ---------       ---------       ---------       ---------
Cumulative effect of change in accounting principle(4)                    --              --              --         (17,967)
                                                                   =========       =========       =========       =========

     Net income (loss)                                             $ (51,947)      $   5,201       $ (60,973)      $ (12,887)
                                                                   =========       =========       ==========      =========
Basic net income (loss) per share before cumulative
  effect of change in accounting principle(4)                      $   (1.97)      $    0.20       $   (2.31)      $    0.19
Basic net income (loss) per share after cumulative
  effect of change in accounting principle                         $   (1.97)      $    0.20       $   (2.31)      $   (0.49)
Basic weighted average shares outstanding                             26,388          26,388          26,388          26,387

Operating income per ton                                           $ (114.97)      $   36.35       $  (67.11)      $   27.95
Operating margin                                                       (25.6)%           7.4%          (15.1)%           5.8%

Depreciation and amortization                                      $  11,227       $  11,746       $  21,691       $  23,443
EBITDA after impairment charges(5)                                 $  (8,101)      $  29,498       $  (3,674)      $  49,642

Total tonnage sold:
Oregon Steel Division
   Plate and coil                                                    125,900         138,000         234,600         254,200
   Welded pipe                                                        79,000         110,200         130,200         211,400
                                                                   ---------       ---------       ---------       ---------
                                                                     204,900         248,200         364,800         465,600
                                                                   ---------       ---------       ---------       ---------
Rocky Mountain Steel Mills Division
   Rail                                                               86,800         101,200         199,700         199,900
   Rod/Bar                                                           117,400         109,300         232,900         220,200
   Seamless pipe                                                      13,300           7,000          24,200           9,300
   Semi-finished                                                          --           2,500              --           2,600
                                                                   ---------       ---------       ---------       ---------
                                                                     217,500         220,000         456,800         432,000
                                                                   ---------       ---------       ---------       ---------
      Total Company                                                  422,400         468,200         821,600         897,600
                                                                   =========       =========       =========       =========

Product Sales:(6)
   Oregon Steel Division                                           $  97,465       $ 134,827       $ 175,808       $ 244,848
   Rocky Mountain Steel Mills Division                                81,755          82,947         170,343         160,827
                                                                   ---------       ---------       ---------       ---------
      Total Company                                                $ 179,220       $ 217,774       $ 346,151       $ 405,675
                                                                   =========       =========       =========       =========

Average selling price per ton:(6)
   Oregon Steel Division                                           $     476       $     543       $     482       $     526
   Rocky Mountain Steel Mills Division                             $     376       $     377       $     373       $     372
Total Company                                                      $     424       $     465       $     421       $     452



(1)Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.

(2)The $36.1 million impairment charge consists of 1) impairment of fixed assets - $26.6 million, and 2)reduction of dedicated stores and operating supplies to net realizable value - $9.5 million.

(3)Includes a direct charge of $17.5 million due to a valuation allowance on recorded deferred tax assets.

(4)Write-off of goodwill related to adoption of FASB 142, net of tax and minority interest.

(5)Excludes cumulative effect of accounting change.

(6)Product sales and average selling price per ton exclude freight revenue and sales of electricity.


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                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     June 30,       December 31,
                                                       2003             2002
                                                    ---------       -----------
                                                   (Unaudited)

Current assets:
    Cash and cash equivalents                       $ 24,766          $ 33,050
    Trade accounts receivable, net                    61,297            84,547
    Inventories                                      150,590           162,834
    Deferred taxes and other current assets           17,585            15,031
                                                    --------          --------
                                                     254,238           295,462
Property, plant and equipment, net                   488,627           523,378
Goodwill                                                 520               520
Intangibles, net                                         900             1,106
Other assets                                          26,463            28,896
                                                    --------          --------
       Total assets                                 $770,748          $849,362
                                                    ========          ========

Current liabilities                                 $131,945          $145,085
Bank debt                                                 --                --
Other long-term debt                                 301,624           301,428
Deferred taxes                                        12,113            16,895
Other liabilities                                     53,273            53,704
                                                    --------          --------
                                                     498,955           517,112
Minority interest                                     21,362            25,260
Stockholders' equity                                 250,431           306,990
                                                    --------          --------
Total liabilities and stockholders' equity          $770,748          $849,362
                                                    ========          ========

(1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.


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

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                    Three Months Ended June 30,     Six Months Ended June 30,
                                                                    ---------------------------    -------------------------
                                                                        2003          2002             2003          2002
                                                                    -----------     -----------    ----------     ----------
Operating activities:
    Net income (loss)                                                $ (51,947)     $   5,201      $ (60,973)     $ (12,887)
    Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
      Cumulative effect of change in accounting
       principle, net of tax, net of minority interest                      --             --             --         17,967
      Fixed and other asset impairment charges (1)                      36,113             --         36,113             --
      Depreciation and amortization                                     11,227         11,746         21,691         23,443
      Deferred income taxes, net                                        (2,361)         4,774         (7,442)         4,610
      Gain on disposal of operating and non
       operating assets                                                   (213)          (111)          (274)        (1,069)
      Minority interests' share of income (loss)                        (2,204)           232         (2,462)           364
    Changes in current assets and liabilities:
      Trade accounts receivable                                         11,947          6,641         23,250            672
      Inventories                                                        4,086         11,342          3,414          6,733
      Operating liabilities                                             (2,410)        (3,186)       (12,026)        (2,982)
      Income taxes                                                        (149)           154           (364)           154
      Other, net                                                          (846)         2,433          1,121          6,947
                                                                     ---------      ---------      ---------      ---------
        Net cash provided by operating activities                        3,243         39,226          2,048         43,952
                                                                     ---------      ---------      ---------      ---------
Investing activities:
    Additions to property, plant and equipment                          (5,011)        (5,576)       (11,618)        (9,884)
    Proceeds from disposal of property, plant
      and equipment                                                        521              4            582          1,205
    Other, net                                                            (510)           960           (479)         3,668
                                                                     ---------      ---------      ---------      ---------
        Net cash used in investing activities                           (5,000)        (4,612)       (11,515)        (5,011)
                                                                     ---------      ---------      ---------      ---------
Financing activities:
    Proceeds from bank debt                                                 --        215,259             --        396,093
    Payments on bank debt and long-term debt                                --       (245,978)            --       (441,238)
    Net borrowings (repayments) under Canadian
      bank revolving loan facility                                          --            168             --            305
    Minority share of subsidiary's distribution                         (1,436)            --         (1,436)            --
    Issuance of common stock                                                --             --             --              4
                                                                     ---------      ---------      ---------      ---------
        Net cash used in financing activities                           (1,436)       (30,551)        (1,436)       (44,836)
                                                                     ---------      ---------      ---------      ---------
Effects of foreign currency exchange rate                                  682          1,133          2,619          1,075
                                                                     ---------      ---------      ---------      ---------
Net decrease in cash and cash equivalents                               (2,511)         5,196         (8,284)        (4,820)
Cash and cash equivalents at the beginning of period                    27,277          2,262         33,050         12,278
                                                                     ---------      ---------      ---------      ---------
Cash and cash equivalents at the end of period                       $  24,766      $   7,458      $  24,766      $   7,458
                                                                     =========      =========      =========      =========


(1)The $36.1 million impairment charge consists of 1) impairment of fixed assets
   - $26.6 million, and 2) reduction of dedicated stores and operating supplies to net realizable value - $9.5 million


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

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                              CALCULATION OF EBITDA
                                 (In thousands)
                                   (Unaudited)

                                                                            Three Months Ended June 30,   Six Months Ended June 30,
                                                                            ---------------------------   -------------------------
                                                                                2003          2002           2003          2002
                                                                            -----------     -----------   ---------     -----------

Net income (loss)                                                             $(51,947)     $  5,201      $(60,973)     $(12,887)
   Add back cumulative effect of change in accounting
      principle, net of tax, net of minority interest                               --            --            --        17,967
                                                                              --------      --------      --------      --------

Net income (loss) before accounting change                                     (51,947)        5,201       (60,973)        5,080
   Provision for income tax (expense) benefit                                    2,305        (4,263)        7,525        (4,179)
                                                                              --------      --------      --------      --------
Pre-tax income (loss)                                                          (54,252)        9,464       (68,498)        9,259

Add back:
   Interest expense                                                              8,352         8,288        16,561        16,940
   Depreciation                                                                 11,197        11,716        21,630        23,382
   Amortization                                                                     30            30            61            61
                                                                              --------      --------      --------      --------

EBITDA                                                                         (34,673)       29,498       (30,246)       49,642

Add back:
   Fixed asset impairment charges                                               26,572            --        26,572            --
                                                                              --------      --------      --------      --------

EBITDA after impairment charges                                               $ (8,101)     $ 29,498      $ (3,674)     $ 49,642
                                                                              ========      ========      ========      ========


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